Exhibit 99.1

K•SWISS AND E.LAND WORLD COMPLETE MERGER

WESTLAKE VILLAGE, Calif. and Seoul, South Korea (April 30, 2013) ─ K•Swiss Inc. (NASDAQ: KSWS) and E.Land World Ltd. announced today that E.Land has completed its acquisition of K•Swiss in a merger transaction.  K•Swiss is now an indirect wholly-owned subsidiary of E.Land.

Pursuant to the merger agreement, K•Swiss stockholders will receive $4.75 in cash, without interest, for each share of K•Swiss common stock that they owned immediately prior to the merger.  Letters of transmittal allowing K•Swiss stockholders of record to deliver their shares to the paying agent in exchange for payment of the merger consideration will be distributed shortly after the closing. Stockholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash as such conversions will be handled by the respective bank or broker.

As a result of the merger, the Class A common stock of K•Swiss will no longer be traded on the NASDAQ Stock Market.

Goldman, Sachs & Co. acted as financial advisor to K•Swiss, and Gibson, Dunn & Crutcher LLP acted as legal advisor.  Morgan Stanley & Co. acted as financial advisor to E.Land, and Linklaters LLP acted as legal advisor.

About K•Swiss

Founded more than forty years ago in Van Nuys, California, K•Swiss introduced the first all-leather tennis shoe, the K•Swiss “Classic” in 1966.  Since its inception, K•Swiss has rooted itself in California Sport with an aim to be the most inspiring and innovative sports brand in the market.  Today the Company offers performance and lifestyle footwear and apparel for several categories under its California Sports umbrella including Tennis Heritage, California Fit (Running, Triathlon and Fitness) and California Youth.  K•Swiss also designs, develops and markets footwear under the Palladium brand.  For more information about K•Swiss, visit www.kswiss.com

About E.Land Group

Established in 1980 in Korea, E.Land has grown to become one of the largest South Korean conglomerates, primarily specializing in fashion and retail/distribution.  E.Land is Korea's first and largest integrated fashion and retail company, with operations spanning nine different countries across three continents, including Korea, China, India, the United States and Italy.  Comprised of over 60 affiliated entities, the Company offers close to 200 brands and operates more than 10,000 stores worldwide.  In addition to K•Swiss, E.Land’s newer businesses include restaurants, construction and leisure.  E.Land’s core philosophies are honesty and customer value, and the Company is actively involved in community service both locally and worldwide through its own E.Land Foundation, being one of the most civically active corporations in Korea, India, Vietnam and China.

FOR E.Land World, Ltd	FOR K•Swiss, Inc.
KyungHee (Hannah) Lee	George Powlick	Tripp Sullivan
82.2.2029.3419	Chief Financial Officer	Corporate Communications, Inc.
Investments and Strategy	818.706.5100	615.324.7335

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